Exhibit 3.1

SEVENTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF ZUORA, INC.

Zuora, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1.    The name of the corporation is Zuora, Inc.

2.    The date of filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware was September 12, 2006.

3.    This Seventh Amended and Restated Certificate of Incorporation restates and integrates and further amends the Sixth Amended and Restated Certificate of Incorporation of the corporation as herein set forth in full:

ARTICLE I

The name of the corporation (hereinafter, the “Corporation”) is Zuora, Inc.

ARTICLE II

The address of the registered office of the Corporation in the State of Delaware is 3500 South DuPont Highway, City of Dover, County of Kent, Delaware 19901 and the name of the registered agent of the Corporation in the State of Delaware at such address is Incorporating Services, Ltd.

ARTICLE III

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE IV

Effective immediately upon the filing (the “Effective Time”) of this Seventh Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware, each two outstanding (a) shares of the Corporation’s Common Stock, par value $0.0001 per share, issued and outstanding immediately prior to the Effective Time (the “Old Common Stock”) shall be reclassified as and converted and reconstituted into one share of the Corporation’s Class B Common Stock, (b) shares of the Corporation’s Series A Preferred Stock shall be converted and reconstituted into one share of the Corporation’s Series A Preferred Stock, (c) shares of the Corporation’s Series B Preferred Stock shall be converted and reconstituted into one share of the Corporation’s Series B Preferred Stock, (d) shares of the Corporation’s Series C Preferred Stock shall be converted and reconstituted into one share of the Corporation’s Series C Preferred Stock, (e) shares of the Corporation’s Series D Preferred Stock shall be converted and reconstituted into one share of the Corporation’s Series D Preferred Stock, (f) shares of the Corporation’s Series E Preferred Stock shall be converted and reconstituted into one share of the Corporation’s Series E Preferred Stock, and (g) shares of the Corporation’s Series F Preferred Stock shall be converted and reconstituted into one share of the Corporation’s Series F Preferred Stock, in each case without any action on the part of the holders of such shares (collectively, the “Reverse Split and Reclassification”). All share and per share amounts set forth in this Seventh Amended and Restated Certificate of Incorporation have been appropriately adjusted to reflect the Reverse Split and Reclassification.

All of the shares of Class B Common Stock and Preferred Stock issued in the Reverse Split and Reclassification shall, pursuant to a resolution adopted by the Board of Directors of the Corporation (the “Board of Directors”), be uncertificated shares, and the person registered on the Corporation’s books as the owner of any share or shares of Old Common Stock or Preferred Stock shall be registered on the Corporation’s books as the owner of any share or shares of Class B Common Stock or Preferred Stock issued upon the Reverse Split and Reclassification. Each stock certificate that immediately prior to the Effective Time represented shares of Old Common Stock or Preferred Stock shall, from and after the Effective Time, be deemed to be cancelled, shall be null and void, and shall no longer represent any interest in the Corporation’s capital stock. The Corporation shall not be obligated to issue any certificate or certificates representing shares of Class B Common Stock and Preferred Stock issued pursuant to the Reverse Split and Reclassification.

No fractional shares shall be issued for shares of Preferred Stock or Old Common Stock pursuant to the Reverse Split and Reclassification. If the Reverse Split and Reclassification would result in the issuance of any fractional share of any class or series of Old Common Stock or Preferred Stock, the Corporation shall, in lieu of issuing any such fractional share, pay cash in an amount equal to the fair value of such fractional share (as determined in good faith by the Board of Directors).

ARTICLE V

A.    Authorization of Stock. The Corporation is authorized to issue three classes of stock, designated “Class A Common Stock,” “Class B Common Stock,” and “Preferred Stock,” each with a par value of $0.0001 per share. The total number of shares of Class A Common Stock that the Corporation is authorized to issue is 121,000,000 shares. The total number of shares of Class B Common Stock that the Corporation is authorized to issue is 121,000,000 shares. The total number of shares of Preferred Stock that the Corporation is authorized to issue is 61,984,025 shares.

The first series of Preferred Stock shall be comprised of 10,862,295 shares and shall be designated “Series A Preferred Stock.” The second series of Preferred Stock shall be comprised of 11,982,744 shares and shall be designated “Series B Preferred Stock.” The third series of Preferred Stock shall be comprised of 8,051,010 shares and shall be designated “Series C Preferred Stock.” The fourth series of Preferred Stock shall be comprised of 7,711,486 shares and shall be designated “Series D Preferred Stock.” The fifth series of Preferred Stock shall be comprised of 8,242,123 shares and shall be designated “Series E Preferred Stock.” The sixth series of Preferred Stock shall be comprised of 15,134,367 shares and shall be designated “Series F Preferred Stock” (the Series F Preferred Stock, together with the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock and the Series E Preferred Stock, the “Preferred Stock”).

B.    The Rights, Preferences and Restrictions of Preferred Stock. The relative rights, preferences, privileges and restrictions granted to or imposed upon the Preferred Stock are set forth below in this Article V(B):

1.    Dividends. The holders of the then outstanding Preferred Stock shall be entitled to receive, on a pari passu basis, when and as declared by the Board of Directors, out of assets legally available therefor, prior and in preference to any declaration or payment of any dividend on the Class A Common Stock or Class B Common Stock (payable other than in Class A Common Stock, Class B Common Stock or other securities or rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Class A Common Stock or Class B Common Stock), dividends at the annual rate of $0.048 per share of Series A Preferred Stock, $0.100 per share of Series B Preferred Stock, $0.248 per share of Series C Preferred Stock, $0.374 per share of Series D Preferred Stock, $0.486 per share of Series E Preferred Stock and $0.6078 per share of Series F Preferred Stock, each as adjusted for any stock splits, reverse stock splits, stock dividends, and similar recapitalization events (each a “Recapitalization Event”). No dividends shall be paid on any share of Class A Common Stock or Class B Common Stock unless a dividend (in addition to the amount of any dividends paid pursuant to the above provisions of this Section 1) is paid with respect to all outstanding shares of Preferred Stock in an amount for each such share of Preferred Stock equal to or greater than the aggregate amount of such dividends for all shares of Class B Common Stock into which each such share of Preferred Stock could then be converted. The right to dividends on shares of Preferred Stock shall not be cumulative, and no right shall accrue to holders of Preferred Stock by reason of the fact that dividends on said shares are not declared in any period, nor shall any undeclared or unpaid dividend bear or accrue interest.

2.    Liquidation Preference. In the event of a Liquidation Event (as defined below) the assets and funds of the Corporation available for distribution to stockholders shall be distributed as follows:

(a)    First, the holders of shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock, then outstanding shall be entitled to receive, on a pari passu basis, out of the assets and funds of the Corporation available for distribution to its stockholders, before any payment shall be made in respect of the Class A Common Stock or Class B Common Stock, an amount equal to $0.5984 per share of Series A Preferred Stock, as adjusted for any Recapitalization Events (the “Original Series A Price”), $1.2518 per share of Series B Preferred Stock, as adjusted for any Recapitalization Events (the “Original Series B Price”), $3.1052 per share of Series C Preferred Stock, as adjusted for any Recapitalization Events (the “Original Series C Price”), $4.6716 per share of Series D Preferred Stock, as adjusted for any Recapitalization Events (the “Original Series D Price”), $6.0664 per share of Series E Preferred Stock, as adjusted for any Recapitalization Events (the “Original Series E Price”), and $7.5986 per share of Series F Preferred Stock, as adjusted for any Recapitalization Events (the “Original Series F Price”), in each case plus all declared and unpaid dividends thereon to the date fixed for such distribution. If, upon the occurrence of such event, the assets of the Corporation legally available for distribution are insufficient to permit the payment to the holders of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock of the full preferential amount, then the entire assets and funds available for distribution to stockholders shall be distributed to the holders of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock ratably in proportion to the full preferential amounts which they would be entitled to receive pursuant to the preceding sentence of this Section 2(a).

(b)    After the full preferential amounts due the holders of Preferred Stock pursuant to Section 2(a) have been paid or set aside, any remaining assets or funds of the Corporation available for distribution to its stockholders shall be distributed to the holders of Class A Common Stock and Class B Common Stock ratably in proportion to the number of shares of Class A Common Stock and Class B Common Stock then held by each holder.

(c)    Each of the following events shall be deemed to be a “Liquidation Event” as that term is used in this Seventh Amended and Restated Certificate of Incorporation: (i) the liquidation, dissolution or winding up of the Corporation, either voluntarily or involuntarily, (ii) a merger or consolidation of the Corporation into or with another entity after which the stockholders of the Corporation immediately prior to such transaction do not own, immediately following the consummation of the transaction by virtue of their shares in the Corporation or securities received in exchange for such shares in connection with the transaction, a majority of the voting power of the surviving entity in proportions substantially identical to those that existed immediately prior to such transaction and with substantially the same rights, preferences, privileges and restrictions as the shares they held immediately prior to the transaction, or (iii) the sale, transfer or other disposition (but not including a transfer or disposition by pledge or mortgage to a bona fide lender) of all or substantially all of the assets of the Corporation (other than to a wholly-owned subsidiary) or the sale, transfer, exclusive license, or other disposition of all or substantially all of the Corporation’s intellectual property. Notwithstanding the prior sentence, the sale of shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock or Series F Preferred Stock in a financing transaction shall not be deemed a “Liquidation Event.”

(d)    In the event of any Liquidation Event of the Corporation involving the distribution of assets other than cash to the stockholders of the Corporation, the value of the assets to be distributed shall be determined as follows:

(i)    In the case of securities that are not subject to investment letter or other similar restrictions on free tradability,

(A)    if traded on a national securities exchange, the value shall be deemed to be the average of the closing prices of the securities over the ten (10) day period ending three (3) days prior to the closing;

(B)    if actively traded over-the-counter, the value shall be deemed to be the average of (i) the average of the last bid and ask prices or (ii) the closing sale prices (whichever is applicable) over the thirty (30) day period ending three (3) days prior to the closing; and

(C)    if there is no active public market, the value shall be the fair market value thereof, as mutually determined by (i) the Corporation and (ii) the holders of at least a majority of the voting power of all then outstanding shares of Preferred Stock (voting together as a single class and on an as-converted basis).

(ii)    In the case of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate), the value shall be based on an appropriate discount from the market value determined as above in Section 2(d)(i) to reflect the approximate fair market value thereof, as mutually determined by the Corporation and the holders of at least a majority of the voting power of all then outstanding shares of Preferred Stock (voting together as a single class and on an as-converted basis).

(iii)    In the case of any other property, the value shall be equal to the property’s fair market value, as determined in good faith by the Board of Directors and the holders of at least a majority of the voting power of all then outstanding shares of Preferred Stock (voting together as a single class and on an as-converted basis).

(e)    Notwithstanding the above, for purposes of determining the amount each holder of shares of Preferred Stock is entitled to receive with respect to a Liquidation Event, each such holder of shares of a series of Preferred Stock shall be deemed to have converted (regardless of whether such holder actually converted; unless such holder specifically opts out of this provision in writing) such holder’s shares of such series into shares of Class B Common Stock immediately prior to the Liquidation Event if, as a result of an actual conversion, such holder would receive, in the aggregate, an amount greater than the amount that would be distributed to such holder if such holder did not convert such series of Preferred Stock into shares of Class B Common Stock. If any such holder shall be deemed to have converted shares of Preferred Stock into Class B Common Stock pursuant to this paragraph, then such holder shall not be entitled to receive any distribution that would otherwise be made to holders of Preferred Stock that have not converted (or have not been deemed to have converted) into shares of Class B Common Stock.

(f)    Notwithstanding anything to the contrary contained herein, in the event of a Liquidation Event that provides for any of the cash, securities or other consideration payable to the holders of Preferred Stock in connection with such Liquidation Event to be held back, withheld or placed in escrow or other similar arrangement in order to satisfy any representation and warranty, indemnification, purchase price adjustment, earn-out, guarantee or similar contingencies (the amount of such cash, securities or other consideration being the “Holdback Consideration”), (i) the portion of such consideration that is not subject to the Holdback Consideration (the “Initial Consideration”) shall be allocated among the holders of capital stock of this corporation in accordance with Sections 2(a) and 2(b) hereof as if the Initial Consideration were the only consideration payable in connection with such Liquidation Event and (ii) the Holdback Consideration, upon its release from escrow, the satisfaction of applicable contingencies or similar such event, shall be allocated among the holders of capital stock of this corporation in accordance with Sections 2(a) and 2(b) hereof after taking into account the previous payment of the Initial Consideration as part of the same transaction.

3.    Conversion. The holders of the Preferred Stock shall have conversion rights as follows:

(a)    Right to Convert. Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for the Series A Preferred Stock, into a number of fully paid and nonassessable shares of Class B Common Stock as is determined by dividing the Original Series A Price by the Conversion Price for the Series A Preferred Stock in effect at the time of conversion (the “Series A Conversion Rate”). The Conversion Price for the Series A Preferred Stock shall initially be $0.5984 (the “Series A Conversion Price”), and shall be subject to adjustment as provided in Section 3(d) below. Each share of Series B Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for the Series B Preferred Stock, into a number of fully paid and nonassessable shares of Class B Common Stock as is determined by dividing the Original Series B Price by the Conversion Price for the Series B Preferred Stock in effect at the time of conversion (the “Series B Conversion Rate”). The Conversion Price for the Series B Preferred Stock shall initially be $1.2518 (the “Series B Conversion Price”), and shall be subject to adjustment as provided in Section 3(d) below. Each share of Series C Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for the Series C Preferred Stock, into a number of fully paid and nonassessable shares of Class B Common Stock as is determined by dividing the Original Series C Price by the Conversion Price for the Series C Preferred Stock in effect at the time of conversion (the “Series C Conversion Rate”). The Conversion Price for the Series C Preferred Stock shall initially be $3.1052 (the “Series C Conversion Price”), and shall be subject to adjustment as provided in Section 3(d) below. Each share of Series D Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for the Series D Preferred Stock, into a number of fully paid and nonassessable shares of Class B Common Stock as is determined by dividing the Original Series D Price by the Conversion Price for the Series D Preferred Stock in effect at the time of conversion (the “Series D Conversion Rate”). The Conversion Price for the Series D Preferred Stock shall initially be $4.6716 (the “Series D Conversion Price”), and shall be subject to adjustment as provided in Section 3(d) below. Each share of Series E Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for the Series E Preferred Stock, into a number of fully paid and nonassessable shares of Class B Common Stock as is determined by dividing the Original Series E Price by the Conversion Price for the Series E Preferred Stock in effect at the time of conversion (the “Series E Conversion Rate”). The Conversion Price for the Series E Preferred Stock shall initially be $6.0664 (the “Series E Conversion Price”), and shall be subject to adjustment as provided in Section 3(d) below. Each share of Series F Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for the Series F Preferred Stock, into a number of fully paid and nonassessable shares of Class B Common Stock as is determined by dividing the Original Series F Price by the Conversion Price for the Series F

Preferred Stock in effect at the time of conversion (the “Series F Conversion Rate”). The Conversion Price for the Series F Preferred Stock shall initially be $7.5986 (the “Series F Conversion Price”), and shall be subject to adjustment as provided in Section 3(d) below. All references to the Conversion Price of a series of Preferred Stock herein shall mean the applicable initial Conversion Price as so adjusted (the “Conversion Price” with respect to such series). All references to the Conversion Rate of a series of Preferred Stock shall herein mean the applicable initial Conversion Rate as so adjusted (the “Conversion Rate” with respect to such series).

(b)    Automatic Conversion. Each share of Preferred Stock shall automatically be converted into fully paid and nonassessable shares of Class B Common Stock, at the applicable Conversion Rate at the time in effect for such series of Preferred Stock immediately upon the earlier of (i) (A) with respect to each series of Preferred Stock other than the Series D Preferred Stock, the Series E Preferred Stock and the Series F Preferred Stock, the vote or written consent of the holders of at least fifty-five percent (55%) of the outstanding shares of each such series of Preferred Stock, (B) with respect to the Series D Preferred Stock, the vote or written consent of the holders of at least sixty percent (60%) of the outstanding shares of Series D Preferred Stock (the “Series D Majority”), (C) with respect to the Series E Preferred Stock, the vote or written consent of the holders of at least fifty-five percent (55%) of the outstanding shares of Series E Preferred Stock (the “Series E Majority”) and (D) with respect to the Series F Preferred Stock, the vote or written consent of the holders of at least a majority of the outstanding shares of Series F Preferred Stock (the “Series F Majority”), or (ii) the closing of a firm commitment underwritten public offering pursuant to an effective registration statement on Form S-1 (or a successor form) under the Securities Act of 1933, as amended (“Securities Act”), covering the offer and sale of Class A Common Stock or Class B Common Stock with aggregate gross proceeds to the Corporation (prior to underwriters’ commissions and expenses) of not less than $50,000,000 (such underwritten public offering, the “IPO”).

(c)    Mechanics of Conversion. Before any holder of Preferred Stock shall be entitled to convert the same into shares of Class B Common Stock, such holder shall surrender the certificate or certificates therefor (if any), duly endorsed, at the headquarters of the Corporation or of any transfer agent for the Corporation or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation against any loss incurred by it in connection with such certificates and shall give written notice to the Corporation at such office that the holder elects to convert the same and shall state therein the name or names in which the shares of Class B Common Stock are to be registered on the books of the Corporation (except that no such written notice of election to convert shall be necessary in the event of an automatic conversion pursuant to Section 3(b) hereof). The Corporation shall, as soon as practicable thereafter, (i) register such shares of Class B Common Stock in book entry form, (ii) pay in cash such amount as provided in Section 3(f) in lieu of any fraction of a share of Class B Common Stock otherwise issuable upon such conversion and (iii) pay all declared but unpaid dividends on the shares of Preferred Stock converted. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted (except that, in the case of an automatic conversion upon an initial public offering pursuant to Section 3(b), such conversion shall be deemed to have been made immediately prior to the closing of the offering) and the person or persons entitled to receive the shares of Class B Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Class B Common Stock on such date. Upon the occurrence of either of the events specified in Section 3(b) above, the outstanding shares of Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that the Corporation shall not be obligated to register in book entry form shares of Class B Common Stock issuable upon such conversion unless either the certificates evidencing such shares of Preferred Stock are delivered to the Corporation or its transfer agent as provided above, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation against any loss incurred by it in connection with such certificates.

(d)    Adjustment to Preferred Stock Conversion Price for Dilutive Issuances.

(i)    Special Definitions. For purposes of this Section 3(d), the following definitions shall apply:

(A)    “Additional Shares of Common Stock” shall mean all shares of Class A Common Stock or Class B Common Stock issued (or, pursuant to Section 3(d)(ii) below, deemed to be issued) by the Corporation after the Effective Time, other than the following (collectively, “Exempted Securities”):

(1)    shares of Class B Common Stock issued or issuable upon conversion of Preferred Stock that is outstanding as of the Effective Time;

(2)    shares of Class A Common Stock issued or issuable upon conversion of Class B Common Stock;

(3)    shares of Class A Common Stock or Class B Common Stock issued or issuable to officers, directors or employees of, or consultants to, the Corporation pursuant to any stock option plan or agreement or other stock incentive program or agreement approved by the Board of Directors (including at least a majority of the votes entitled to be cast by the Preferred Directors (as defined in Section 5(b)(i)));

(4)    shares of Class A Common Stock or Class B Common Stock issued or issuable to landlords, equipment lessors, lenders or other financial institutions in a commercial transaction or arrangement approved by the Board of Directors (including at least a majority of the votes entitled to be cast by the Preferred Directors);

(5)    shares of Class A Common Stock or Class B Common Stock issuable upon exercise of, and shares issued upon exercise or conversion of any, warrants that are outstanding as of the date of this Seventh Amended and Restated Certificate of Incorporation;

(6)    shares issued in connection with the acquisition by the Corporation of voting control or all or substantially all of the assets of another business entity in a transaction approved by the Board of Directors (including at least a majority of the votes entitled to be cast by the Preferred Directors);

(7)    shares for which an adjustment is made pursuant to Section 3(d)(v); or

(8)    shares issued in connection with acquisitions of technology or intellectual property in transactions that are approved by the Board of Directors (including at least a majority of the votes entitled to be cast by the Preferred Directors).

(B)    “Options” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Class A Common Stock, Class B Common Stock or Convertible Securities (as defined below).

(C)    “Convertible Securities” shall mean any evidences of indebtedness, shares of Preferred Stock or other securities (other than shares of Class B Common Stock) convertible into or exchangeable for Class A Common Stock or Class B Common Stock, either directly or indirectly.

(ii)    Deemed Issue of Additional Shares of Common Stock.

(A)    In the event the Corporation at any time or from time to time after the Effective Time shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Class A Common Stock or Class B Common Stock issuable upon the exercise of such Options or upon the conversion or exchange of such Convertible Securities shall be deemed to be Additional Shares of Common Stock issued as of the time of the issuance of such Option or Convertible Security or, in case such a record date shall have been fixed, as of the close of business on such record date.

(B)    If the terms of any Option or Convertible Security, the issuance of which resulted in an adjustment to a Conversion Price pursuant to the terms of Section 3(d)(iii), are revised as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase or decrease in the number of shares of Class A Common Stock or Class B Common Stock issuable upon the exercise, conversion and/or exchange of any such Option or Convertible Security or (2) any increase or decrease in the consideration payable to the Corporation upon such exercise, conversion and/or exchange, then, effective upon such increase or decrease becoming effective, such Conversion Price computed upon the original issue of such Option or Convertible Security (or upon the occurrence of a record date with respect thereto) shall be readjusted to such Conversion Price as would have been obtained had such revised terms been in effect upon the original date of issuance of such Option or Convertible Security. Notwithstanding the foregoing, no readjustment pursuant to this clause (B) shall have the effect of increasing a Conversion Price to an amount which exceeds the lower of (i) such Conversion Price in effect immediately prior to the original adjustment made as a result of the issuance of such Option or Convertible Security, or (ii) such Conversion Price that would have resulted from any issuances of Additional Shares of Common Stock (other than deemed issuances of Additional Shares of Common Stock as a result of the issuance of such Option or Convertible Security) between the original adjustment date and such readjustment date.

(C)    If the terms of any Option or Convertible Security (excluding Options or Convertible Securities which are themselves Exempted Securities), the issuance of which did not result in an adjustment to a Conversion Price pursuant to the terms of Section 3(d)(iii) (either because the consideration per share (determined pursuant to Section 3(d)(iv)) of the Additional Shares of Common Stock subject thereto was equal to or greater than such Conversion Price then in effect, or because such Option or Convertible Security was issued before the Effective Time), are revised after the Effective Time as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase in the number of shares of Class A Common Stock or Class B Common Stock issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (2) any decrease in the consideration payable to the Corporation upon such exercise, conversion or exchange, then such Option or Convertible Security, as so amended or adjusted, and the Additional Shares of Common Stock subject thereto (determined in the manner provided in Section 3(d)(ii)(A)) shall be deemed to have been issued effective upon such increase or decrease becoming effective.

(D)    Except as provided in paragraphs (B) and (C) above or paragraph (E) below, no further adjustment in the Conversion Price shall be made upon the subsequent issue of Convertible Securities or shares of Class A Common Stock or Class B Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities.

(E)    Upon the expiration of any such Options or Convertible Securities, the Conversion Price, to the extent in any way affected by or computed using such Options or Convertible Securities, shall be recomputed to reflect the issuance of only the number of shares of Class A Common Stock or Class B Common Stock actually issued upon the exercise and conversion or exchange of such Options or Convertible Securities.

(iii)    Adjustment of Conversion Price for Dilutive Issuances. In the event the Corporation shall issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 3(d)(ii)) after the Effective Time without consideration or for a consideration per share less than the Conversion Price in effect immediately prior to such issuance, then and in each such event the Conversion Price shall be reduced to a price (rounded to the nearest one one-hundredth of one cent) equal to such Conversion Price multiplied by a fraction:

(x)    the numerator of which is equal to the number of shares of Class A Common Stock and Class B Common Stock outstanding or deemed to be outstanding immediately prior to such issuance plus the number of shares of Class A Common Stock or Class

B Common Stock which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at the Conversion Price in effect immediately prior to such issuance; and

(y)    the denominator of which is equal to the number of shares of Class A Common Stock and Class B Common Stock outstanding or deemed to be outstanding immediately prior to such issuance plus the number of Additional Shares of Common Stock so issued.

For the purposes of this paragraph (iii), the number of shares of Class A Common Stock and Class B Common Stock deemed to be outstanding shall be deemed to include the Class A Common Stock or Class B Common Stock issuable upon full exercise and conversion of all then outstanding Options and Convertible Securities.

(iv)    Determination of Consideration. For purposes of this Section 3(d), the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

(A)    Cash and Property. Such consideration shall:

(1)    insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with the issuance and sale thereof;

(2)    insofar as it consists of property other than cash, be computed at the fair value thereof at the time of such issue, as determined in good faith by the Board of Directors (including at least a majority of the votes entitled to be cast by the Preferred Directors); and

(3)    in the event Additional Shares of Common Stock are issued together with other securities or other assets of the Corporation for consideration that covers both, be the proportion of such consideration so received, computed as provided in clauses (1) and (2) above, as determined in good faith by the Board of Directors is allocable to such Additional Shares of Common Stock (including at least a majority of the votes entitled to be cast by the Preferred Directors).

(B)    Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section 3(d)(ii) relating to Options and Convertible Securities shall be equal to:

(x)    the total amount, if any, received or receivable by the Corporation as consideration for the issuance of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration and other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, divided by

(y)    the maximum number of shares of Class A Common Stock or Class B Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities.

(v)    Other Adjustments to Conversion Price.

(A)    Subdivisions, Combinations or Consolidations of Common Stock. In the event the outstanding shares of Class A Common Stock or Class B Common Stock shall be subdivided, combined or consolidated, by stock split, reverse stock split or similar event, into a greater or lesser number of shares of Class A Common Stock or Class B Common Stock after the Effective Time, the Conversion Price for such series in effect immediately prior to such subdivision, combination or consolidation or similar event shall, concurrently with the effectiveness of such subdivision, combination or consolidation or similar event, be proportionately adjusted.

(B)    Common Stock Dividends and Distributions. If, after the Effective Time, the Corporation at any time or from time to time issues, or fixes a record date for determination of holders of Class A Common Stock or Class B Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Class A Common Stock or Class B Common Stock, then in each such event, as of the time of such issuance or, in the event such record date is fixed, as of the close of business on such record date, the Conversion Price for such series that is then in effect shall be decreased by multiplying the Conversion Price then in effect by a fraction, (x) the numerator of which is the number of shares of Class A Common Stock and Class B Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (y) the denominator of which is the number of shares of Class A Common Stock and Class B Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Class A Common Stock and Class B Common Stock issuable in payment of such dividend or distribution; provided, however, that if such record date is fixed and such dividend or distribution is not paid in full on the date fixed therefor, the Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price shall be adjusted pursuant to this Section 3(d)(v)(B) to reflect the actual payment of such dividend or distribution.

(C)    Other Distributions. In case the Corporation shall distribute to holders of its Class A Common Stock or Class B Common Stock shares of its capital stock (other than shares of Class A Common Stock or Class B Common Stock and other than as otherwise subject to adjustment pursuant to this Section 3(d)), stock or other securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights (excluding options to purchase and rights to subscribe for Class A Common Stock or Class B Common Stock or other securities of the Corporation convertible into or exchangeable for Class A Common Stock or Class B Common Stock), or shall fix a record date for determination of holders of Class A Common Stock and Class B Common Stock entitled to receive such a distribution (other than as set forth in Section 2 hereof), then, in each such case, provision shall be made so that the holders of Preferred Stock shall be entitled to receive, upon conversion thereof, in addition to the number of shares of Class B Common Stock receivable thereupon, the amount of securities, assets, evidence of indebtedness, options, or rights that they would have received had their Preferred Stock been converted into Class B Common Stock on the date of such event (or on the record date with respect thereto, if such record date is fixed) and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 3 with respect to the rights of the holders of the Preferred Stock.

(D)    Recapitalizations and Reorganizations. In the case of any capital recapitalization or reorganization (other than a subdivision, combination or other recapitalization provided for elsewhere in this Section 3 or a merger or sale of assets provided for in Section 2), or the fixing of any record date for determination of holders of Class A Common Stock or Class B Common Stock affected by such recapitalization or reorganization, provision shall be made so that the holders of Preferred Stock shall be entitled to receive, upon conversion thereof, the type and number of shares of stock or other securities or property of the Corporation or otherwise that they would have received had their Preferred Stock been converted into Class B Common Stock on the date of such event (or on the record date with respect thereto, if such record date is fixed) and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 3 with respect to the rights of the holders of the Preferred Stock. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 3 to the end that the provisions of this Section 3 shall be applicable after the recapitalization or reorganization to the greatest extent practicable.

(e)    Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the applicable Conversion Price pursuant to this Section 3, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based including the consideration received for any Additional Shares of Common Stock issued. The Corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price at the time in effect for the Preferred Stock held by such holder and (iii) the number of shares of Class B Common Stock and the type and amount, if any, of other property which at the time would be received upon the conversion of a share of Preferred Stock.

(f)    Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of shares of Preferred Stock. In lieu of any fractional shares to which the holder of Preferred Stock would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of one share of Class B Common Stock as determined by the Board of Directors (including at least a majority of the votes entitled to be cast by the Preferred Directors). The number of whole shares issuable to each holder of Preferred Stock upon such conversion shall be determined on the basis of the number of shares of Class B Common Stock issuable upon conversion of the total number of shares of such series being converted into Class B Common Stock by such holder at that time.

(g)    Notices of Record Date. In the event (i) the Corporation shall take a record of the holders of its capital stock for the purpose of entitling them to receive a dividend or other distribution (other than a cash dividend) or to subscribe for or purchase any shares of stock of any class or to receive any other rights, (ii) of any capital reorganization, reclassification or recapitalization (other than a subdivision or combination of its outstanding shares of Class A Common Stock or Class B Common Stock), or (iii) of the voluntary or involuntary dissolution, liquidation or winding up of the Corporation or any transaction deemed to be a liquidation pursuant to Section 2, then, and in any such case, the Corporation shall cause to be mailed to each holder of record of Preferred Stock at the address of record of such stockholder as set forth on the Corporation’s books, at least ten (10) days prior to the earliest date hereinafter specified, a notice stating the material terms of the proposed transaction and the date on which (x) a record is to be taken for the purpose of such dividend, distribution or rights or (y)    such reorganization, reclassification, recapitalization, dissolution, liquidation or winding up is to take place and the date, if any is to be fixed, as of which holders of capital stock of record shall be entitled to exchange their shares of capital stock for securities or other property deliverable upon such reorganization, reclassification, recapitalization, dissolution, liquidation or winding up; provided, however, that such notice period may be shortened upon the written consent of the holders of Preferred Stock that are entitled to such notice rights or similar notice rights and that represent at least a majority of the voting power of all then outstanding shares of Preferred Stock (voting together as a single class on an as converted basis). If any material change in the facts set forth in the written notice shall occur, the Corporation shall promptly give written notice of such material change to each holder of shares of Preferred Stock.

(h)    Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class B Common Stock, solely for the purpose of effecting the conversion of the Preferred Stock, such number of its shares of Class B Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Preferred Stock; and if at any time the number of authorized but unissued shares of Class B Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Class B Common Stock to such number of shares as shall be sufficient for such purpose.

(i)    Waiver of Adjustment to Conversion Price. Notwithstanding anything herein to the contrary, any adjustment of the Conversion Price required by Section 3(d)(iii) hereof may be waived, either prospectively or retroactively (A) with respect to each series of Preferred Stock (other than the Series D Preferred Stock, the Series E Preferred Stock and the Series F Preferred Stock) whose adjustment is being waived, by the written consent or vote of the holders of at least 55% of the outstanding shares of each such series of

Preferred Stock, (B) with respect to the Series D Preferred Stock, the affirmative written consent or vote of the holders of the Series D Majority, (C) with respect to the Series E Preferred Stock, the affirmative written consent or vote of the holders of the Series E Majority, and (D) with respect to the Series F Preferred Stock, the affirmative written consent or vote of the holders of the Series F Majority. Any such waiver shall bind all holders of such series of Preferred Stock.

4.    Redemption. The Preferred Stock shall not be redeemable at the option of the holder thereof.

5. Voting Rights.

(a)    General. Each holder of Preferred Stock shall be entitled to a number of votes equal to ten votes for each share of Class B Common Stock into which such holder’s shares of Preferred Stock could then be converted and, except as otherwise required by law or as set forth herein, shall have voting rights and powers equal to the voting rights and powers of the Class B Common Stock. Each holder of Preferred Stock shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation and as set forth herein and shall be entitled to vote with the holders of Class A Common Stock and Class B Common Stock (all voting together as a single class) with respect to any matter upon which holders of Class A Common Stock and Class B Common Stock have the right to vote, except as otherwise provided herein or those matters required by law to be submitted to a class vote.

(b)    Election of Directors. At each election of directors of the Corporation, (i) the holders of Series A Preferred Stock, voting as a separate class, shall be entitled to elect one (1) director (the “Series A Preferred Director”), (ii) the holders of Series B Preferred Stock, voting as a separate class, shall be entitled to elect one (1) director (the “Series B Preferred Director”), (iii) the holders of Series C Preferred Stock, voting as a separate class, shall be entitled to elect one (1) director (the “Series C Preferred Director”), (iv) the holders of Series D Preferred Stock, voting as a separate class, shall be entitled to elect one (1) director (the “Series D Preferred Director,” and together with the Series A Preferred Director, the Series B Preferred Director, and the Series C Preferred Director, the “Preferred Directors”), (v) the holders of Class A Common Stock and Class B Common Stock, voting as a separate class, shall be entitled to elect two (2) directors and (vi) the holders of Preferred Stock, Class A Common Stock and Class B Common Stock, voting together as a single class on an as-converted basis, shall be entitled to elect one (1) director. Any director may be removed during his or her term of office, either with or without cause, by, and only by, the affirmative vote of the holders of the shares of the class or series of stock entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders. In the case of any vacancy, the remaining directors so elected by that class or series may by affirmative vote of a majority thereof (or if there are no such directors remaining, by the vote or written consent of the holders of the shares of that class or series), elect a successor or successors to hold office for the unexpired term of the director or directors whose place or places shall be vacant; provided, however, that where such vacancy occurs among the directors elected by the holders of one or more classes or series of stock (voting together as a single class or series), the holders of shares of such classes or series may override the Board of Directors’ action to fill such vacancy by (i) voting for their own designee to fill such vacancy at a meeting of the Corporation’s stockholders or (ii) written consent, if the consenting stockholders hold a sufficient number of shares to elect their designee at a meeting of the Corporation’s stockholders.

(c)    Vote of Board of Directors. On all matters presented to the Board of Directors for approval at any meeting of the Board of Directors or any committee thereof, each director shall be entitled to one (1) vote.

6. Protective Provisions.

(a)    So long at least 15,000,000 shares of Preferred Stock are outstanding (as appropriately adjusted for any stock dividends, combinations or splits with respect to such shares), the Corporation shall not (by amendment, merger, consolidation or otherwise), without first obtaining the affirmative vote or written consent of the holders of (y) a majority of the voting power represented by the then outstanding shares of Preferred Stock, voting together as a single class on an as converted basis and (z) at least four of the following: (I) so long as at least 2,715,574 shares of Series A Preferred Stock are outstanding (as appropriately adjusted for any stock dividends, combinations or splits with respect to such shares), at least 55% of the then outstanding shares of Series A Preferred Stock, (II) so long as at least 2,995,686 shares of Series B Preferred Stock are outstanding (as appropriately adjusted for any stock dividends, combinations or splits with respect to such shares), at least 55% of the then outstanding shares of Series B Preferred Stock, (III) so long as at least 2,012,753 shares of Series C Preferred Stock are outstanding (as appropriately adjusted for any stock dividends, combinations or splits with respect to such shares), at least 55% of the then outstanding shares of Series C Preferred Stock, (IV) so long as at least 1,874,437 shares of Series D Preferred Stock are outstanding (as appropriately adjusted for any stock dividends, combinations or splits with respect to such shares), the Series D Majority, (V) so long as at least 2,060,531 shares of Series E Preferred Stock are outstanding (as appropriately adjusted for any stock dividends, combinations or splits with respect to such shares), the Series E Majority, and (VI) so long as at least 3,290,079 shares of Series F Preferred Stock are outstanding (as appropriately adjusted for any stock dividends, combinations or splits with respect to such shares), the Series F Majority; provided, however, that in the event that three series of Preferred Stock fall below their respective threshold as described in the preceding subsection (z), the requirement in the preceding subsection (z) shall terminate, leaving only the requirement specified in the preceding subsection (y):

(i)    consummate a Liquidation Event;

(ii)    modify the powers, preferences, or special rights of the Preferred Stock so as to adversely affect the Preferred Stock;

(iii)    increase the total number of authorized shares of Preferred Stock or any series thereof or the total number of authorized shares of Class A Common Stock or Class B Common Stock;

(iv)    authorize or issue, or obligate itself to issue, any other equity security having a preference over, or on a parity with, any series of Preferred Stock with respect to dividends, liquidation, redemption or voting;

(v)    redeem, purchase or otherwise acquire any shares of Class A Common Stock, Class B Common Stock or Preferred Stock other than in connection with (i)    the repurchase of Class A Common Stock or Class B Common Stock at the original purchase price from employees, officers, directors, consultants or other service providers pursuant to agreements providing for such repurchase upon termination of employment, or (ii) the exercise of a contractual right of first refusal entitling the Corporation to purchase such shares upon substantially the same terms offered by a third party, provided that the purchase is approved by the Board of Directors (including a majority of the Preferred Directors);

(vi)    declare or pay any dividend on any shares of capital stock of the Corporation, other than a dividend payable solely in shares of Class A Common Stock or Class B Common Stock;

(vii)    amend the Seventh Amended and Restated Certificate of Incorporation, as amended, or Bylaws of the Corporation; or

(viii)    change the authorized number of directors of the Corporation.

(b)    So long as at least 1,874,437 shares of Series D Preferred Stock are outstanding (as appropriately adjusted for any stock dividends, combinations or splits with respect to such shares), the Corporation shall not (by amendment, merger, consolidation or otherwise), without first obtaining the affirmative vote or written consent of the holders of the Series D Majority:

(i)    alter or change the rights, preferences or privileges of the shares of Series D Preferred Stock so as to adversely affect the shares of Series D Preferred Stock disproportionately to any other series of Preferred Stock;

(ii)    authorize or issue any additional shares of Series D Preferred Stock; or

(iii)    amend the Seventh Amended and Restated Certificate of Incorporation, as amended, so as to alter the definition of “Series D Majority”.

(c)    So long as at least 2,060,531 shares of Series E Preferred Stock are outstanding (as appropriately adjusted for any stock dividends, combinations or splits with respect to such shares), the Corporation shall not (by amendment, merger, consolidation or otherwise), without first obtaining the affirmative vote or written consent of the holders of the Series E Majority:

(i)    alter or change the rights, preferences or privileges of the shares of Series E Preferred Stock so as to adversely affect the shares of Series E Preferred Stock disproportionately to any other series of Preferred Stock;

(ii)    authorize or issue any additional shares of Series E Preferred Stock; or

(iii)    amend the Seventh Amended and Restated Certificate of Incorporation, as amended, so as to alter the definition of “Series E Majority.”

(d)    So long as at least 3,290,079 shares of Series F Preferred Stock are outstanding (as appropriately adjusted for any stock dividends, combinations or splits with respect to such shares), the Corporation shall not (by amendment, merger, consolidation or otherwise), without first obtaining the affirmative vote or written consent of the holders of the Series F Majority:

(i)    alter or change the rights, preferences or privileges of the shares of Series F Preferred Stock so as to adversely affect the shares of Series F Preferred Stock disproportionately to any other series of Preferred Stock;

(ii)    authorize or issue any additional shares of Series F Preferred Stock; or

(iii)    amend the Seventh Amended and Restated Certificate of Incorporation, as amended, so as to alter the definition of “Series F Majority.”

(e)    Without limiting the generality of the foregoing, for purposes of paragraphs (b)(i), (c)(i) and (d)(i) above, any alteration or change that results in: (i) a change to the liquidation preferences of the Series D Preferred Stock, the Series E Preferred Stock or the Series F Preferred Stock, as applicable (whether an absolute amount or percentage and regardless of whether the liquidation preference for other series of preferred stock are affected); (ii) a change to the definition of Additional Shares of Common Stock set forth in section 3(d)(i)(A) (other than amending references to “Seventh Amended and Restated Certificate of Incorporation” in connection with any amendment to this Seventh Amended and Restated Certificate of Incorporation) or a change to the manner in which anti-dilution adjustments are calculated pursuant to section 3(d)(iii), including the deletion of such section; and (iii) any amendment or waiver which adjusts the Series D Conversion Price or Series D Conversion Rate or the Series E Conversion Price or Series E Conversion Rate or the Series F Conversion Price or Series F Conversion Rate, as applicable, shall be considered actions that would amend or alter the rights, preferences or privileges of the Series D Preferred Stock, Series E Preferred Stock or Series F Preferred Stock, as applicable, in an adverse manner that is disproportionate to other series of Preferred Stock.

7.    Status of Converted Stock. In the event any shares of Preferred Stock shall be converted pursuant to Section 3 hereof, or are otherwise acquired by the Corporation, the shares so converted shall be canceled and shall not be issuable by the Corporation, and the Seventh Amended and Restated Certificate of Incorporation of the Corporation shall be appropriately amended to effect the corresponding reduction in the Corporation’s authorized capital stock.

8.    Consent to Certain Repurchases. To the extent one or more sections of any other state corporations code setting forth minimum requirements for the corporation’s retained earnings and/or net assets are applicable to the Corporation’s repurchase of shares of Class A Common Stock or Class B Common Stock, such code sections shall not apply, to the greatest extent permitted by applicable law, in whole or in part with respect to repurchases by the Corporation of its Class A Common Stock or Class B Common Stock from employees, officers, directors, advisors, consultants or other persons performing services for the Corporation or any subsidiary (i) pursuant to agreements providing for such repurchase at the original purchase price, (ii) at a purchase price not exceeding the fair market value of such Class A Common Stock or Class B Common Stock, or (iii) in connection with the exercise of a contractual right of first refusal entitling the Corporation to purchase the shares upon the terms offered by a third party. In the case of any such repurchases, distributions by the Corporation may be made without regard to the “preferential dividends arrears amount” or any “preferential rights amount,” as such terms may be defined in such other state’s corporations code.

C.    Class A Common Stock. The rights, preferences, privileges and restrictions granted to and imposed on the Class A Common Stock are as set forth below in this Article V(C):

1.    Dividends. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Class A Common Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of any assets or funds of this Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors with respect to the Class B Common Stock, and no dividend shall be declared or paid on shares of the Class B Common Stock unless the same dividend with the same record date and payment date shall be declared or paid on the shares of Class A Common Stock; provided, however, that dividends payable in shares of Class B Common Stock or rights to acquire Class B Common Stock may be declared and paid to the holders of the Class B Common Stock without the same dividend being declared and paid to the holders of the Class A Common Stock if and only if a dividend payable in shares of Class A Common Stock or rights to acquire Class A Common Stock (as the case may be) at the same rate and with the same record date and payment date as the dividend declared and paid to the holders of the Class B Common Stock shall be declared and paid to the holders of Class A Common Stock.

2.    Liquidation Rights. Upon a Liquidation Event, the assets of this Corporation shall be distributed as provided in Section 2 of Article V(B) hereof.

3.    Redemption. The Class A Common Stock is not redeemable at the option of the holder thereof.

4.    Voting Rights. The holder of each share of Class A Common Stock shall have the right to one vote for each such share, and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of this Corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law. Except as expressly provided by this Seventh Amended and Restated Certificate of Incorporation or as provided by law, the holders of shares of Class A Common Stock shall at all times vote together with the holders of Class B Common Stock as a single class on all matters (including the election of directors) submitted to vote or for the consent of the stockholders of the Corporation. The number of authorized shares of Class A Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of shares of capital stock of the Corporation representing a majority of the votes represented by all outstanding shares of capital stock of the Corporation entitled to vote (on an as-converted basis), irrespective of the provisions of Section 242(b)(2) of the Delaware General Corporation Law.

5.    Subdivisions or Combinations. If the Corporation in any manner subdivides or combines the outstanding shares of Class B Common Stock, then the outstanding shares of Class A Common Stock will be subdivided or combined in the same proportion and manner.

6.    Equal Status. Except as expressly set forth in Article V, Class A Common Stock shall have the same rights and powers of, rank equally to, share ratably with and be identical in all respects and as to all matters to Class B Common Stock.

D.    Class B Common Stock. The rights, preferences, privileges and restrictions granted to and imposed on the Class B Common Stock are as set forth below in this Article V(D):

1.    Dividends. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Class B Common Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of any assets or funds of this Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors with respect to the Class A Common Stock, and no dividend shall be declared or paid on shares of the Class A Common Stock unless the same dividend with the same record date and payment date shall be declared or paid on the shares of Class B Common Stock; provided, however, that dividends payable in shares of Class A Common Stock or rights to acquire Class A Common Stock may be declared and paid to the holders of the Class A Common Stock without the same dividend being declared and paid to the holders of the Class B Common Stock if and only if a dividend payable in shares of Class B Common Stock or rights to acquire Class B Common Stock (as the case may be) at the same rate and with the same record date and payment date as the dividend declared and paid to the holders of the Class A Common Stock shall be declared and paid to the holders of Class B Common Stock.

2.    Liquidation Rights. Upon a Liquidation Event, the assets of this Corporation shall be distributed as provided in Section 2 of Article V(B) hereof.

3.    Redemption. The Class B Common Stock is not redeemable at the option of the holder thereof.

4.    Voting Rights. The holder of each share of Class B Common Stock shall have the right to ten votes for each such share, and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of this Corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law. Except as expressly provided by this Seventh Amended and Restated Certificate of Incorporation or as provided by law, the holders of shares of Class B Common Stock shall at all times vote together with the holders of Class A Common Stock as a single class on all matters (including the election of directors) submitted to vote or for the consent of the stockholders of the Corporation. The number of authorized shares of Class B Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of shares of capital stock of the Corporation representing a majority of the votes represented by all outstanding shares of capital stock of the Corporation entitled to vote (on an as-converted basis), irrespective of the provisions of Section 242(b)(2) of the Delaware General Corporation Law.

5.    Conversion.

(a)    Right to Convert. Each share of Class B Common Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for the Class B Common Stock, into one fully-paid, nonassessable share of Class A Common Stock. Before any holder of Class B Common Stock shall be entitled to convert any of such holder’s shares of such Class B Common Stock into shares of Class A Common Stock, such holder shall deliver an instruction, duly signed and authenticated in accordance with any procedures set forth in the Bylaws of the Corporation or any policies of the Corporation then in effect, at the principal corporate office of the Corporation or of any transfer agent for the Class B Common Stock, and shall give written notice to the Corporation at its principal corporate office of such holder’s election to convert the same and shall state therein the name or names in which the shares of Class A Common Stock issuable on conversion thereof are to be registered on the books of the Corporation. The Corporation shall, as soon as practicable thereafter, register on the Corporation’s books ownership of the number of shares of Class A Common Stock to which such record holder of Class B Common Stock, or to which the nominee or nominees of such record holder, shall be entitled as aforesaid. Such conversion shall be deemed to have occurred immediately prior to the close of business on the date such notice of the election to convert is received by the Corporation, and the person or persons entitled to receive the shares of Class A Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Class A Common Stock as of such date.

(b)    Automatic Conversion. Each share of Class B Common Stock shall automatically, without further action by the Corporation or the holder thereof, be converted into one fully-paid, nonassessable share of Class A Common Stock immediately prior to the close of business on the earlier of the date (i) that is ten (10) years from the closing date of the IPO (the “IPO Closing Date”), (ii) on which the outstanding shares of Class B Common Stock represent less than five percent (5%) of the aggregate number of shares of Class A Common Stock and Class B Common Stock then outstanding or (iii) specified by the affirmative vote, on or after the IPO Closing Date, of the holders of Class B Common Stock representing not less than two-thirds (2/3) of the voting power of the outstanding shares of Class B Common Stock, voting separately as a single class (each of the events referred to in (i), (ii) and (iii) are referred to herein as a “Class B Common Stock Automatic Conversion Event”). The Corporation shall provide notice of a Class B Common Stock Automatic Conversion Event pursuant to this Section 5(b) to record holders of such shares of Class B Common Stock as soon as practicable following the Class B Common Stock Automatic Conversion Event. Such notice shall be provided by any means then permitted by the Delaware General Corporation Law; provided, however, that no failure to give such notice nor any defect therein shall affect the validity of the Class B Common Stock Automatic Conversion Event. Upon and after the Class B Common Stock Automatic Conversion Event, the person registered on the Corporation’s books as the record holder of the shares of Class B Common Stock so converted immediately prior to the Class B Common Stock Automatic Conversion Event shall be registered on the Corporation’s books as the record holder of the shares of Class A Common Stock issued upon conversion of such shares of Class B Common Stock, without further action on the part of the record holder thereof. Immediately upon the effectiveness of the Class B Common Stock Automatic Conversion Event, the rights of the holders of shares of Class B Common Stock as such shall cease, and the holders shall be treated for all purposes as having become the record holder or holders of such shares of Class A Common Stock into which such shares of Class B Common Stock were converted.

(c)    Conversion on Transfer. On or after the IPO Closing Date, each share of Class B Common Stock shall automatically, without further action by the Corporation or the holder thereof, be converted into one fully-paid, nonassessable share of Class A Common Stock, upon the occurrence of a Transfer (as defined below), other than a Permitted Transfer (as defined below), of such share of Class B Common Stock.

(d)    Policies and Procedures. The Corporation may, from time to time, establish such policies and procedures, not in violation of applicable law or this Seventh Amended and Restated Certificate of Incorporation or the Bylaws of the Corporation, relating to the conversion of shares of the Class B Common Stock into shares of Class A Common Stock as it may deem necessary or advisable. If the Corporation has reason to believe that a Transfer that is not a Permitted Transfer has occurred, the Corporation may request that the purported transferor furnish affidavits or other evidence to the Corporation as it reasonably deems necessary to determine whether a Transfer that is not a Permitted Transfer has occurred, and if such transferor does not within ten (10) days after the date of such request furnish sufficient (as determined by the Board of Directors) evidence to the Corporation (in the manner provided in the request) to enable the Corporation to determine that no such Transfer has occurred, any such shares of Class B Common Stock, to the extent not previously converted, shall be automatically converted into shares of Class A Common Stock and such conversion shall thereupon be registered on the books and records of the Corporation. In connection with any action of stockholders taken at a meeting or by written consent, the stock ledger of the Corporation shall be presumptive evidence as to who are the stockholders entitled to vote in person or by proxy at any meeting of stockholders or in connection with any written consent and the classes of shares held by each such stockholder and the number of shares of each class held by such stockholder.

(e) Definitions.

(i)    “Family Member” shall mean with respect to any natural person who is a Qualified Stockholder, the spouse, domestic partner, parents, grandparents, lineal descendants, siblings and lineal descendants of siblings of such Qualified Stockholder. Lineal descendants shall include adopted persons, but only so long as they are adopted while a minor.

(ii)    “Parent” of an entity shall mean any entity that directly or indirectly owns or controls a majority of the voting power of the voting securities of such entity.

(iii)    “Permitted Entity” shall mean with respect to a Qualified Stockholder: (a) a Permitted Trust solely for the benefit of (1) such Qualified Stockholder, (2) one or more Family Members of such Qualified Stockholder, or (3) any other Permitted Entity of such Qualified Stockholder; or (b) any general partnership, limited partnership, limited liability company, corporation or other entity exclusively owned by (1) such Qualified Stockholder; (2) one or more Family Members of such Qualified Stockholder; or (3) any other Permitted Entity of such Qualified Stockholder.

(iv)    “Permitted Transfer” shall mean, and be restricted to, any Transfer of a share of Class B Common Stock:

(A)    by a Qualified Stockholder to (A) one or more Family Members of such Qualified Stockholder, (B) any Permitted Entity of such Qualified Stockholder, or (C) to such Qualified Stockholder’s revocable living trust, which revocable living trust is itself both a Permitted Trust and a Qualified Stockholder; or

(B) by a Permitted Entity of a Qualified Stockholder to (A) such Qualified Stockholder or one or more Family Members of such Qualified Stockholder, or (B) any other Permitted Entity of such Qualified Stockholder.

(v)    “Permitted Transferee” shall mean a transferee of shares of Class B Common Stock received in a Permitted Transfer.

(vi)    “Permitted Trust” shall mean a bona fide trust where each trustee is (i) a Qualified Stockholder, (ii) a Family Member or (iii) a professional in the business of providing trustee services, including private professional fiduciaries, trust companies and bank trust departments.

(vii)    “Qualified Stockholder” shall mean: (i) the record holder of a share of Class B Common Stock as of the date of the effectiveness of the registration statement filed under the Securities Act relating to the IPO (the “IPO Date”); (ii) the initial registered holder of any shares of Class B Common Stock that are originally issued by the Corporation after the IPO Date pursuant to the exercise or conversion of any Option or Convertible Security that, in each case, is outstanding as of the IPO Date; (iii) each natural person who, prior to the IPO Date, Transferred shares of capital stock of the Corporation to a Permitted Entity that is or becomes a Qualified Stockholder; (iv) each natural person who Transferred shares of, or equity awards for, Class B Common Stock (including any Option exercisable or Convertible Security exchangeable for or convertible into shares of Class B Common Stock) to a Permitted Entity that is or becomes a Qualified Stockholder; and (v) a Permitted Transferee.

(viii)    “Transfer” of a share of Class B Common Stock shall mean any sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of such share or any legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law, including, without limitation, a transfer of a share of Class B Common Stock to a broker or other nominee (regardless of whether there is a corresponding change in beneficial ownership), or the transfer of, or entering into a binding agreement with respect to, Voting Control over such share by proxy or otherwise; provided, however, that the following shall not be considered a “Transfer” within the meaning of this Section 5:

(A)    the granting of a revocable proxy to officers or directors of the Corporation at the request of the Board of Directors in connection with actions to be taken at an annual or special meeting of stockholders;

(B)    entering into a voting trust, agreement or arrangement (with or without granting a proxy) solely with stockholders who are holders of Class B Common Stock that (A) is disclosed either in a Schedule 13D filed with the Securities and Exchange Commission or in writing to the Secretary of the Corporation, (B) either has a term not exceeding one year or is terminable by the holder of the shares subject thereto at any time and (C) does not involve any payment of cash, securities, property or other consideration to the holder of the shares subject thereto other than the mutual promise to vote shares in a designated manner;

(C)    entering into a voting trust, agreement or arrangement (with or without granting a proxy) pursuant to a written agreement to which the Corporation is a party;

(D)    the pledge of shares of Class B Common Stock by a stockholder that creates a mere security interest in such shares pursuant to a bona fide loan or indebtedness transaction for so long as such stockholder continues to exercise Voting Control over such pledged shares; provided, however, that a foreclosure on such shares or other similar action by the pledgee shall constitute a Transfer unless such foreclosure or similar action qualifies as a Permitted Transfer;

(E)    the fact that, as of the IPO Date or at any time after the IPO Date, the spouse of any holder of Class B Common Stock possesses or obtains an interest in such holder’s shares of Class B Common Stock arising solely by reason of the application of the community property laws of any jurisdiction, so long as no other event or circumstance shall exist or have occurred that constitutes a Transfer of such shares of Class B Common Stock (including a Transfer by operation of law pursuant to a qualified domestic order or in connection with a divorce settlement or any other court order); or

(F)    in connection with a merger or consolidation of the Corporation with or into any other entity, or in the case of any other transaction having an effect on stockholders substantially similar to that resulting from a merger or consolidation, that has been approved by the Board of Directors, the entering into a support, voting, tender or similar agreement or arrangement (in each case, with or without the grant of a proxy) that has also been approved by the Board of Directors.

A Transfer shall also be deemed to have occurred with respect to a share of Class B Common Stock beneficially held by (i) an entity that is a Permitted Entity, if there occurs any act or circumstance that causes such entity to no longer be a Permitted Entity or (ii) an entity that is a Qualified Stockholder, if, in either case, there occurs a Transfer on a cumulative basis, from and after the IPO Date, of a majority of the voting power of the voting securities of such entity or any direct or indirect Parent of such entity, other than a Transfer to parties that are, as of the IPO Date, holders of voting securities of any such entity or Parent of such entity.

(ix)    “Voting Control” shall mean, with respect to a share of Class B Common Stock, the power (whether exclusive or shared) to vote or direct the voting of such share by proxy, voting agreement or otherwise.

(f)    Status of Converted Stock. In the event any shares of Class B Common Stock are converted into shares of Class A Common Stock pursuant to this Section 5, the shares of Class B Common Stock so converted shall be retired and shall not be reissued by the Corporation.

(g)    Reservation. The Corporation shall at all times reserve and keep available, out of its authorized and unissued shares of Class A Common Stock, solely for the purpose of effecting conversions of shares of Class B Common Stock into Class A Common Stock, such number of duly authorized shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding shares of Class B Common Stock. If at any time the number of authorized and unissued shares of Class A Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Class B Common Stock, the Corporation shall promptly take such corporate action as may be necessary to increase its authorized but unissued shares of Class A Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, obtaining the requisite stockholder approval of any necessary amendment to this Seventh Amended and Restated Certificate of Incorporation. All shares of Class A Common Stock which are so issuable shall, when issued, be duly and validly issued, fully paid and nonassessable shares. The Corporation shall take all such action as may be necessary to ensure that all such shares of Class A Common Stock may be so issued without violation of any applicable law or regulation.

6.    Subdivisions or Combinations. If the Corporation in any manner subdivides or combines the outstanding shares of Class A Common Stock, then the outstanding shares of Class B Common Stock will be subdivided or combined in the same proportion and manner.

7.    Equal Status. Except as expressly set forth in Article V, Class B Common Stock shall have the same rights and powers of, rank equally to, share ratably with and be identical in all respects and as to all matters to Class A Common Stock.

8.    Amendments and Changes. The Corporation shall not, without first obtaining the approval (by vote or written consent as provided by law) of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock (voting together as a single class) amend, alter, repeal or waive Article V(B)(5)(b)(v), Article V(C), or Article V(D) of this Seventh Amended and Restated Certificate of Incorporation in a manner that adversely affects the rights of the holders of the Class A Common Stock or Class B Common Stock.

ARTICLE VI

The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by statute or by this Seventh Amended and Restated Certificate of Incorporation or the Bylaws of the Corporation, the directors (subject to the provisions hereof) are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation. Election of directors need not be by written ballot, unless the Bylaws so provide.

ARTICLE VII

Subject to the provisions herein, the Board of Directors is authorized to make, adopt, amend, alter or repeal the Bylaws of the Corporation. Subject to the provisions herein, the stockholders shall also have power to make, adopt, amend, alter or repeal the Bylaws of the Corporation.

ARTICLE VIII

To the fullest extent permitted by the Delaware General Corporation Law, as the same exists or may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. The Corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) through bylaw provisions, agreements with agents, vote of stockholders or disinterested directors, or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject only to the applicable limits on indemnification set forth in Sections 204 and 317 of the California Corporations Code with respect to actions for breach of duty to the Corporation or its stockholders, to the extent the Corporation is subject to those provisions pursuant to Section 2115 of the California Corporations Code. Any repeal or modification of the foregoing provisions of this Article VIII by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions occurring prior to, such repeal or modification.

ARTICLE IX

Subject to the provisions herein, the Corporation reserves the right to amend or repeal any of the provisions contained in this Seventh Amended and Restated Certificate of Incorporation in any manner now or hereafter permitted by law, and the rights of the stockholders of the Corporation are granted subject to this reservation.

Subject to the provisions herein, including Section B.6 of Article V, any of the rights, powers, preferences and other terms of a series of the Preferred Stock or the Preferred Stock as a class that are set forth herein (other than those rights in Article V(B)(1) (Dividends), Article V(B)(2) (Liquidation Preference) and Article V(B)(3)(b) (Automatic Conversion) may be waived on behalf of all holders of such series of Preferred Stock or the Preferred Stock as a class by (i) (A)    with respect to each series of Preferred Stock (other than the Series D Preferred Stock, the Series E Preferred Stock and the Series F Preferred Stock), the affirmative written consent or

vote of the holders of at least 55% of the outstanding shares of such series of Preferred Stock, (B)    with respect to the Series D Preferred Stock, the affirmative written consent or vote of the holders of the Series D Majority, (C) with respect to the Series E Preferred Stock, the affirmative written consent or vote of the holders of the Series E Majority and (D) with respect to the Series F Preferred Stock, the affirmative written consent or vote of the holders of the Series F Majority, or (ii) with respect to the Preferred Stock as a class, the affirmative written consent or vote of the holders of at least a majority of the Preferred Stock as a class that are then outstanding, treating any convertible Preferred Stock as-if converted to Class B Common Stock; provided, however, in the case of the vote of the Preferred Stock as a class, the affirmative vote or written consent of the holders of at least four of the following: (I) at least 55% of the then outstanding shares of Series A Preferred Stock, (II) at least 55% of the then outstanding shares of Series B Preferred Stock, (III) at least 55% of the then outstanding shares of Series C Preferred Stock, (IV) at least the Series D Majority, (V) at least the Series E Majority shall also be required and (VI) at least the Series F Majority shall also be required.

ARTICLE X

In the event that a director of the Corporation who is also a partner or employee of an entity that is a holder of Preferred Stock and that is in the business of investing and reinvesting in other entities (each, a “Fund”), acquires knowledge of a potential transaction or matter in such person’s capacity as a partner or employee of the Fund and that may be a corporate opportunity for both the Corporation and such Fund, such director shall to the fullest extent permitted by law have fully satisfied and fulfilled such director’s fiduciary duty to the Corporation and its stockholders with respect to such corporate opportunity, and the Corporation to the fullest extent permitted by law waives any claim that such business opportunity constituted a corporate opportunity that should have been presented to the Corporation or any of its affiliates, if such director acts in good faith in a manner consistent with the following policy: a corporate opportunity offered to any person who is a director of the Corporation, and who is also a partner or employee of a Fund shall belong to such Fund, unless such opportunity was expressly offered to such person solely in his or her capacity as a director of the Corporation.

ARTICLE XI

The Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, or in being informed about, an Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, (i) any director of the Corporation who is not an employee of the Corporation or any of its subsidiaries, or (ii) any holder of Preferred Stock or any affiliate, partner, member, director, stockholder, employee, agent or other related person of any such holder, other than someone who is an employee of the Corporation or any of its subsidiaries (collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Corporation.

ARTICLE XII

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware, to the fullest extent permitted by law, shall be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation; (b) any action asserting a claim of breach of a fiduciary duty owed by, or other wrongdoing by, any director, officer, employee or agent of the Corporation to the Corporation or the Corporation’s stockholders; (c) any action asserting a claim against the Corporation arising pursuant to any provision of the Delaware General Corporation Law, this Seventh Amended and Restated Certificate of Incorporation or the Bylaws of the Corporation; (d) any action to interpret, apply, enforce or determine the validity of this Seventh Amended and Restated Certificate of Incorporation or the Bylaws of the Corporation; or (e) any action asserting a claim against the Corporation governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article XII.

*        *        *

4.    This Seventh Amended and Restated Certificate of Incorporation has been duly adopted by the Board of Directors and stockholders of the Corporation in accordance with the applicable provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, this Seventh Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of the Corporation this 21st day of March, 2018.

ZUORA, INC.

By:	/s/ Tien Tzuo
Name: Tien Tzuo
Title: Chief Executive Officer

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